Exhibit 99.1



                                [GRAPHIC OMITTED]
                                   MEASUREMENT
                                   SPECIALTIES


Contact:  Frank Guidone, CEO
          (973) 808-3020

          Boutcher & Boutcher Investor Relations
          Aimee Boutcher
          (973) 239-2878
                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

             MEASUREMENT SPECIALTIES ANNOUNCES FIRST FISCAL QUARTER;
                        POSTS RECORD QUARTERLY NET INCOME


Fairfield, NJ, August 7, 2003 - Measurement Specialties, Inc. (AMEX: MSS), a designer and manufacturer of sensors and sensor-based consumer products, today reported financial results for its first fiscal period ended June 30, 2003. For the three months ended June 30, 2003, the Company reported record quarter net income of $3.8 million or $0.30 per share (diluted).

For the three months ended June 30, 2003, net sales increased 9.8% to $26 million, as compared to $23.7 million for the three months ended June 30, 2002. For the three months ended June 30, 2003, net sales in the Sensor division increased 18% to $14.8 million, as compared to $12.5 million for the three months ended June 30, 2002, while net sales in the Consumer Products division increased 0.5% to $11.3 million for the current fiscal quarter, as compared to $11.2 million for the three months ended June 30, 2002. For the fiscal quarter ended June 30, 2003, the Company reported net income from continuing operations of $3.7 million, or $0.29 per share (diluted), as compared to a net loss of $2.2 million, or loss of $0.18 per share for the same period last year.

For the three months ended June 30, 2003, gross profit increased $4.7 million to $12.6 million from $7.9 million for the three months ended June 30, 2002. For the three months ended June 30, 2003, the Company reported consolidated gross margin of 48.3%, as compared to 33.4% for the same period last year. The improvement in gross margin was largely due to the restructuring efforts and productivity gains. Additionally, for the current fiscal quarter, decreased raw material costs, including pricing credits associated with the wafer supply agreement (negotiated as part of the July, 2002 wafer fab sale transaction), contributed to the improved margin.

Operating expenses were $8.5 million for the three months ended June 30, 2003, as compared to $9.4 million for the three months ended June 30, 2002. Included in the operating expense for the three months ended June 30, 2002 is a $0.6 million charge for severance and lease termination costs. For the current fiscal quarter, the Company estimates approximately half of the $1 million incurred for professional fees were associated with the process improvement efforts and certain legal proceedings. Additionally, for the three months ended June 30, 2003, the Company recorded an increase in the accrual associated with the employee profit sharing plan as a result of the improved financial performance.

Frank Guidone, CEO stated "the first quarter results clearly mark the continued success of the Company's restructuring program. Gross margin was particularly strong this quarter, with some favorable raw material pricing providing added strength. Consulting and legal fees decreased sharply from the last fiscal quarter (ended March 2003), and should continue to decline into Q2. Included in the results are expenses associated with several performance-based employee benefit plans, including reinstatement of the 401k matching and profit sharing programs. To have a record net income coming off a restructuring of this magnitude is a real testament of the effort put forth by the team." Guidone continued, "I am disappointed we have nothing new to report with respect to the class action litigation. AIG remains in settlement discussions with the plaintiffs as we continue to focus on resolving this matter."

The Company will host an investor conference call on Friday, August 8th at 11 am EST to answer questions regarding the quarterly results reported in our Form 10Q
for the three months ended June 30, 2003.   US dialers:  (888) 428-4469;
International dialers: (612) 332-0226. Interested parties may also listen via the Internet at: www.vcall.com. The call will be available for replay for 30
                 -------------
days through AT&T by dialing 800 475-6701 (US dialers), and for international dialers at 320 365-3844, access code 694705 and on Vcall.

COMPANY CONTACT: FRANK GUIDONE, CEO - 973 808-3020
INVESTOR/MEDIA CONTACT: AIMEE BOUTCHER - 973 239-2878

                           MEASUREMENT  SPECIALTIES,  INC
                  CONDENSED  CONSOLIDATED  STATEMENTS  OF  OPERATIONS
               (DOLLARS  IN  THOUSANDS, EXCEPT SHARE AND PER SHARE  AMOUNTS)
                                      (UNAUDITED)

                                                                  FOR THE THREE MONTHS
                                                                     ENDED JUNE 30,
                                                               ==========================
                                                                   2003          2002
                                                               ============  ============
Net sales                                                      $    26,041   $    23,725
Cost of goods sold                                                  13,452        15,808
                                                               ------------  ------------
       Gross profit                                                 12,589         7,917
                                                               ------------  ------------

Operating expenses (income):
  Selling, general and administrative                                7,566         8,051
  Research and development                                             906         1,026
  Customer funded development                                            -          (276)
  Restructuring costs                                                    -           593
                                                               ------------  ------------
     Total operating expenses                                        8,472         9,394
                                                               ------------  ------------
        Operating income (loss)                                      4,117        (1,477)
  Interest expense, net                                                165           721
   Other income                                                         (7)          (49)
                                                               ------------  ------------
Income (loss) from continuing operations before income taxes         3,959        (2,149)
       Income tax                                                      288            18
                                                               ------------  ------------
Income (loss) from continuing operations                             3,671        (2,167)
                                                               ------------  ------------
Discontinued operations:
     Income (loss) from discontinued units                             112        (3,536)
                                                               ------------  ------------
Net income (loss)                                              $     3,783   $    (5,703)
                                                               ============  ============

INCOME (LOSS) PER COMMON SHARE - BASIC
   Income (loss) from continuing operations                    $      0.31   $     (0.18)
   Income (loss) from discontinued units                       $      0.01   $     (0.30)
                                                               ------------  ------------
         Net income (loss)                                     $      0.32   $     (0.48)
                                                               ============  ============
INCOME (LOSS) PER COMMON SHARE - DILUTED
   Income (loss) from continuing operations                    $      0.29   $     (0.18)
   Income (loss) from discontinued units                       $      0.01   $     (0.30)
                                                               ------------  ------------
         Net income (loss)                                     $      0.30   $     (0.48)
                                                               ============  ============
Weighted average common shares outstanding
                       Basic                                    11,953,000    11,899,000

                       Diluted                                  12,488,000    11,899,000

                                    MEASUREMENT SPECIALTIES, INC.
                                CONDENSED CONSOLIDATED BALANCE SHEETS
                                        (DOLLARS IN THOUSANDS)
                                             (UNAUDITED)


                                                                        JUNE 30,   MARCH 31,
                                                                          2003        2003
---------------------------------------------------------------------  ----------  -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                            $    2,872  $    2,694
  Accounts receivable, trade, net of allowance for doubtful
    accounts of $529 and $1,038, respectively                              12,733      10,549
  Inventories                                                              13,055      14,275
  Prepaid expenses and other current assets                                 2,400       1,885
                                                                       ----------  -----------
    Total current assets                                                   31,060      29,403
                                                                       ----------  -----------

PROPERTY AND EQUIPMENT, NET                                                11,386      11,818
                                                                       ----------  -----------

OTHER ASSETS:
  Goodwill                                                                  4,191       4,191
  Other assets                                                                684         756
                                                                       ----------  -----------
    Total assets                                                            4,875       4,947
                                                                       ----------  -----------
                                                                       $   47,321  $   46,168
                                                                       ----------  -----------



                                                                        JUNE 30,    MARCH 31,
                                                                          2003        2003
---------------------------------------------------------------------  ----------  -----------
LIABILITIES  AND  SHAREHOLDERS'  EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt                                    $       -   $    3,260
  Accounts payable                                                         9,847        9,846
  Accrued compensation                                                     1,827        1,207
  Accrued expenses and other current liabilities                           4,791        5,744
  Accrued litigation expenses                                                750        3,550
                                                                       ----------  -----------
    Total current liabilities                                             17,215       23,607
                                                                       ----------  -----------

OTHER LIABILITIES:
  Long-term debt                                                           5,000        2,000
  Other liabilities                                                        1,618        1,615
                                                                       ----------  -----------
                                                                           6,618        3,615
                                                                       ----------  -----------
    Total liabilities                                                     23,833       27,222
                                                                       ----------  -----------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
  Serial preferred stock; 221,756 shares authorized; none outstanding          -            -
  Common stock, no par; 20,000,000 shares authorized; 12,310,941 and
    11,922,958 shares issued and outstanding, respectively                 5,502        5,502
  Additional paid-in capital                                              43,954       43,197
  Accumulated deficit                                                    (25,900)     (29,683)
  Accumulated other comprehensive loss                                       (68)         (70)
                                                                       ----------  -----------
           Total shareholders' equity                                     23,488       18,946
                                                                       ----------  -----------
                                                                       $  47,321   $   46,168
                                                                       ----------  -----------

     Measurement Specialties is a designer and manufacturer of sensors, and sensor-based consumer products. Measurement Specialties produces a wide variety of sensors that use advanced technologies to measure precise ranges of physical characteristics, including pressure, motion, force, displacement, angle, flow, and distance. Measurement Specialties uses multiple advanced technologies, including piezoresistive, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezopolymers, and strain gages to allow their sensors to operate precisely and cost effectively.

     This release includes forward looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, including but not limited to, statements regarding non-recurring expenses, and resolution of pending litigation. Forward looking statements may be identified by such words or phases "should", "intends", "expects", "will", "continue", "anticipate", "estimated", "projected", "may", "we believe", "future prospects", or similar expressions. The forward looking statements above involve a number of risks and uncertainties. Factors that might cause actual results to differ include, but are not limited to, success of any reorganization; ability to raise additional funds; the outcome of the class action lawsuits filed against the Company; the outcome of the current SEC investigation of the Company; conditions in the general economy and in the markets served by the Company; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers' operations affecting availability of component materials at reasonable prices; timely development and market acceptance, and warranty performance of new products; success in integrating prior acquisitions; changes in product mix, costs and yields, fluctuations in foreign currency exchange rates; uncertainties related to doing business in Hong Kong and China; and the risk factors listed from time to time in the Company's SEC reports. The Company is involved in an announced active disposition program. Forward-looking statements do not include the impact of acquisitions or dispositions of assets, which could affect results in the near term. Actual results may differ materially. The Company assumes no obligation to update the information in this issue.


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